Main 8-K

EXHIBIT 99.4

DOCUCON COMPLETED ACQUISITION OF MY EDGAR AND CHANGES ITS NAME TO ISSUER DIRECT CORPORATION

CARY, NC, Dec 19, 2007 -- Docucon Incorporated (Pink sheets: DCCN) announced today that the acquisition of My EDGAR, Inc. was completed on December 13, 2007. In connection with the acquisition the Company changed its name to Issuer Direct Corporation.

With the completion of the acquisition, Robert Schwartz, Chief Executive Officer of Docucon has resigned and has been replaced by Brian Balbirnie. Mr. Balbirnie will serve as the Issuer Direct Corporation’s Chief Executive Officer and Chairman of the Board of Directors. On December 17, 2007, James Learish was named President and Chief Accounting Officer and appointed to the Board of Directors, the remaining independent directors Edward Gistaro and Chauncey Schmidt will remain as part of the board.

“We believe our core business units have matured to the point where entering the public markets through this transaction, was in the best interests of our stakeholders”, stated Balbirnie, formerly the Chief Executive Officer of My EDGAR, now chairman and Chief Executive Officer of Issuer Direct Corporation.

Over the past several months the Company has expanded its service offerings and felt it was appropriate to change the name of the Company to Issuer Direct Corporation to more accurately describe its business which includes financial printing, EDGAR filings, and proxy management, fulfillment services.

Learish said, “My EDGAR is excited to join the majority of our clients as part of a reporting publicly-traded company and we expect 2008 to be an important year in the Company’s development as we launch new services and expand our sales force.”

About Issuer Direct Corporation:

Issuer Direct Corporation operates under several brands in the market, including Elite Financial Press, My EDGAR, Bassett Press, Edgarization, The Edgar Service Bureau, iProxy Direct, Issuer Logistics, Comply, Shareholder Direct, and Audit Ready. As an issuer services focused company, Issuer Direct Corporation assists reporting companies and companies in moving to become reporting, with disseminating information to the SEC, their investors, and the public. Since its inception, Issuer Direct Corporation has continuously worked to expand the services it provides to its clients. Providing clients with comprehensive services allows the Company to be the partner of choice for its clients.

Forward-Looking Statements:

This release may contain forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of wireless networks or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law. Additional information about the Company can be found in periodic filings with the SEC available at http://www.sec.gov.

Contact:

IR@issuerdirect.com